                      CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RELATIVE, PARTICIPATING, OPTIONAL AND
                         OTHER SPECIAL RIGHTS OF PREFERRED
                       STOCK AND QUALIFICATIONS, LIMITATIONS
                              AND RESTRICTIONS THEREOF

                                         OF

                              SERIES A PREFERRED STOCK

                                         OF

                                 DAOU SYSTEMS, INC.

                             -------------------------

                           Pursuant to Section 151 of the
                  General Corporation Law of the State of Delaware

                             -------------------------


          DAOU Systems, Inc. (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article IV of its Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by resolution dated July 22, 1999 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

          RESOLVED, that pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of Series A Preferred Stock (the "SERIES A PREFERRED STOCK"), par value $0.001 per share, consisting of Three Million Five Hundred Twenty Thousand Two Hundred Fifty-Five (3,520,255) shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

          1. DIVIDEND PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7 and the other limitations set forth in this
SECTION 1, the holders of shares of the Series A Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, at the rate
(1) of six percent (6%) per annum based on the Series A Issue Price (as hereinafter defined in SUBSECTION 2(A)) per share of the Series A Preferred Stock (appropriately adjusted for any stock split, dividend, combination or other recapitalization) for the first two years after the date upon which any shares of Series A Preferred Stock were first issued (the "PURCHASE DATE" with respect to such series), plus (2) an additional one percent (1%) per annum based on the Series A Issue Price (appropriately adjusted for any stock split, dividend, combination or other recapitalization) for each successive year after the second anniversary of the Purchase Date, which shall accrue and be payable (whether or not declared) semi-annually in shares of Series A Preferred valued at such Series
A Issue Price (the "PIK DIVIDEND"). The PIK Dividend shall increase to a rate of twelve percent (12%) per annum if a Registration Statement on Form
S-3 (or other similar form) covering the continuous sale of the shares of Common Stock into which the Series A Preferred Stock shall have converted pursuant to Rule 415 under the Securities Act or any successor thereto has not been declared effective by the Securities and Exchange Commission ("SEC") by the date that is 120 days after the Purchase Date (the "SHELF REGISTRATION DEADLINE"). In such event, the PIK Dividend rate shall return to its prior rate (six percent (6%) as of the Purchase Date) after the date that the Registration Statement is declared effective. Such dividends shall be subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, shall be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made pro rata among the holders of such shares. Unless full dividends on the Series A Preferred Stock for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock. After full dividends on the Series A Preferred Stock for the then current dividend period have been paid, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall participate in any further dividends on a pro rata basis determined by the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock).

          In the event that payment of PIK Dividends on any dividend payment date would cause the Corporation to issue more than 19.9% of its outstanding shares of Common Stock at a price below the market price on the principal market on which its equity securities are traded ("PRINCIPAL MARKET"), the dividends which otherwise would be payable as PIK Dividends shall become payable in cash.

          2.   LIQUIDATION PREFERENCE.

               a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) Five Dollars and Fifty Cents ($5.50) for each outstanding share of Series A Preferred Stock (the "SERIES A ISSUE PRICE") and (ii) an amount in cash equal to any accrued (whether or not declared) but unpaid dividends (such amount, in the aggregate, being referred to herein as the "PREMIUM"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

               b. Upon the completion of the distribution required by SUBSECTION (a) of this SECTION 2 and any other distribution which may be required with respect to series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, remaining assets shall be distributed among the holders of the Common Stock of the Corporation.

               c. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this SECTION 2, but shall instead be treated pursuant to SECTION 5.

               d. The Corporation shall give each holder of record of Series A Preferred Stock written notice of a liquidation, dissolution or winding up described in subsection (a), above, not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this SECTION 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than five
(5) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock which are entitled to such notice rights or similar notice rights and which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.   REDEMPTION.

               a. Subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of
SECTION 7, within thirty (30) days after the occurrence of a Redemption Event (defined below) upon receipt by the Corporation of a written request from the holders of a majority of the then outstanding Series A Preferred Stock, that all or some of such holders' shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares to be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem in cash the shares specified in such request by paying in cash therefor a sum per share equal to the Series A Issue Price plus any accrued but unpaid dividends (the "SERIES A REDEMPTION PRICE"). The Corporation shall give each holder of Series A Preferred Stock at least ten (10) days prior written notice of the date (the "REDEMPTION DATE") and place of redemption and the dollar amount of the Series A Redemption

Price, which notice shall be effective upon delivery or three days after deposit in the United States mail, postage prepaid and addressed to each holder of record at his address appearing on the books of the Corporation.
If the certificate surrendered represents a greater number of shares than the number redeemed, the Corporation shall issue to such holder a new certificate representing the shares which remain outstanding.

               For purposes of this SUBSECTION (A) of SECTION 3, a Redemption Event shall be (1) the resignation of Larry D. Grandia as Chief Executive Officer of the Corporation; (2) the failure of the Corporation to hire a replacement for Larry D. Grandia as Chief Executive Officer of the Corporation within 180 days following his termination as Chief Executive Officer by the Corporation, or (3) the failure of Georges J. Daou or Daniel J. Daou to vote their shares of the Corporation in favor of a transaction described in
SECTION 2(a) or (c), above, in the event that the majority of the Board of Directors of the Corporation vote in favor of such transaction.

               b. From and after the Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price, all dividends on the Series A Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, if the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date, or any subsequent date as provided in SUBSECTION 3(a), are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, at any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

               c. The Corporation may, upon a vote of its Board of Directors, redeem the remaining outstanding Series A Preferred Stock by payment in cash of the Series A Redemption Price in accordance with the notice and other terms and conditions set forth above in this SECTION 3 at any date which is four years after the Purchase Date.

          4. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

               a.   RIGHT TO CONVERT.

                    i. Subject to SUBSECTION (c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Issue Price by the Conversion Price at the time in effect for such share. The initial "CONVERSION PRICE" per share for shares of Series A Preferred Stock shall be the Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in SUBSECTION 4(c).

                    ii. In the event of a call for redemption of any shares of Series A Preferred Stock pursuant to SECTION 3, unless there shall have been a default in payment of the Series A Redemption Price, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date.

                    iii. Each share of Series A Preferred Stock shall automatically and immediately be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock in the event that the closing price of the Corporation's Common Stock on the Principal Market equals or exceeds $11.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) for twenty (20) consecutive trading days at any time after the first anniversary date of the Purchase Date. In addition, fifty percent (50%) of the Series A Preferred Stock held by each Holder shall automatically and immediately convert into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock in the event that at any time during the period commencing 180 days from the Purchase Date and ending on the anniversary date of the Purchase Date the closing price of the Corporation's Common Stock on the Principal Market equals or exceeds $13.75 (appropriately adjusted for any stock split, dividend, combination or other recapitalization) for twenty (20) consecutive trading days.

               b. MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

               c. CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                    i.   A.   Upon each issuance by the Corporation of any
Additional Stock (as defined below) after the Purchase Date and before the first anniversary date of the Purchase Date, without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this CLAUSE (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (not including shares excluded from the definition of Additional Stock by SUBSECTION 4(c)(ii)(b)) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance of Additional Stock would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (not including shares excluded from the definition of Additional Stock by SUBSECTION 4(c)(ii)(b)) plus the number of shares of such Additional Stock.

     However, the foregoing calculation shall not take into account shares deemed issued pursuant to SUBSECTION 4(c)(i)(e) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock which has given rise to the Conversion Price adjustment being calculated.

                         B.   Except to the limited extent provided for in
SUBSECTIONS (e)(3) and (e)(4), no adjustment of such Conversion Price pursuant to this SUBSECTION 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment, and (for purposes of clarification only) in no event will such adjustment have the effect of increasing the Conversion Price above the Series A Issue Price.

                         C.   In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         D.   In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         E.   In the case of the issuance (whether before, on or
after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this SUBSECTION 4(c)(i) and SUBSECTION 4(c)(ii):

                              1.   The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in SUBSECTIONS 4(c)(i)(c) and (c)(i)(d)), if any, received by the Corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights for the Common Stock covered thereby.

                              2.   The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in SUBSECTIONS 4(c)(i)(c) and (c)(i)(d)).

                              3.   In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              4.   Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              5.   The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to SUBSECTIONS 4(c)(i)(e)(1)
and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either SUBSECTION 4(c)(i)(e)(3) or (4).

                    ii. "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to SUBSECTION 4(c)(i)(e)) by the Corporation after the Purchase Date and before the first anniversary date of the Purchase Date, other than:

                         A.   Common Stock issued pursuant to a transaction
described in SUBSECTION 4(c)(iii),

                         B.   shares of Common Stock issuable or issued to
employees, consultants or directors of the Corporation directly or pursuant to a stock option plan, stock option agreement, stock purchase plan or restricted stock plan approved by the Board of Directors of the Corporation, or in connection with lease lines, bank financings or other similar transactions,

                         C.   securities issued in connection with an
underwritten public offering,

                         D.   securities issued in connection with a merger or
stock or asset acquisition, or

                         E.   securities issued to multiple Qualified
Institutional Buyers in a transaction which is managed by an investment bank and in which the gross proceeds equal or exceeds Fifty Million Dollars ($50,000,000).

                    iii. In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in SUBSECTION 4(c)(i)(e).

                    iv. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of

Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                    v. Notwithstanding the above, in no event shall the Conversion Price on the Series A Preferred Stock be adjusted to a price that would cause the Corporation to issue that number of shares of Common Stock upon conversion of the Series A Preferred Stock which would be greater than 19.9% of the number of outstanding shares of the Corporation's Common Stock on the Purchase Date.

               d. OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in SUBSECTION 4(c)(iii), then, in each such case for the purpose of this SUBSECTION 4(d), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               e. RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this SECTION 4 or SECTION 5), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this SECTION 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               f. NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this SECTION 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               g.   NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                    i. No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

                    ii. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this SECTION 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

               h. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               i. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               j.   NOTICES.  Any notice required by the provisions of this
SECTION 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          5.   MERGER, CONSOLIDATION.

               a.   At any time, in the event of:

                    i. any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity,

                    ii. a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least fifty percent (50%) of the voting power of the purchasing entity, then, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, unless waived as evidenced by the consent of the holders of a majority of the shares of Series A Preferred Stock, holders of the Series A Preferred Stock shall receive for each share of such stock in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the greater of (A) the Series A Issue Price, plus an amount equal to the Premium as of the date of closing of such transaction or (B) that share of the total consideration to be paid by the acquiring entity in such transaction as equals the proportion that the number of shares of Common Stock and Common Stock issuable upon conversion of the outstanding Series A Preferred Stock then held by each of them bears to the total number of shares of outstanding Common Stock and shares of Common Stock issuable upon conversion of the outstanding Series A Preferred Stock. Such payments shall be made with respect to the Series A Preferred Stock
(A) by redemption of such shares in one installment pursuant to SUBSECTION 3(b) (provided that in such event the moment immediately prior to the closing of such transaction shall, for purposes of this subparagraph, be deemed to be the "REDEMPTION DATE", only ten (10) days' prior notice of the date fixed for redemption need be given and the consent of the holders of the Series A Preferred Stock shall be deemed to have been given) or (B) by purchase of such shares of Series A Preferred Stock by the surviving corporation, entity or person or by the Corporation. In the event the proceeds of the transaction are not sufficient to make full payment of the aforesaid preferential amounts to the holders of the Series A Preferred Stock in accordance herewith, then, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, the entire amount payable in respect of the proposed transaction shall be distributed among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

               b. Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to SUBSECTION 5(a) above shall be valued as follows:

                    i. Securities not subject to investment letter or other similar restrictions on free marketability (covered by (ii) below):

                         A.   If traded on a securities exchange, the value
shall be deemed to be the average of the closing prices of the securities on such exchange over the 15-day period ending three (3) days prior to the closing;

                         B.   If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 15-day period ending three (3) days prior to the closing; and

                         C.   If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which Preferred Stock represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                    ii. The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               c. In the event the requirements of SUBSECTION 5(a) are not complied with, the Corporation shall forthwith either:

                    i. cause such closing to be postponed until such time as the requirements of this SECTION 5 have been complied with, or

                    ii. cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in SECTION 5.

               d. The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than ten
(10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this SECTION 5, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten
(10) days after the Corporation has given the first notice provided for herein or sooner than five (5) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock which is entitled to such notice rights or similar notice rights and which represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               e. The provisions of this SECTION 5 are in addition to the protective provisions of SECTION 7.

          6. VOTING RIGHTS. Except as set forth below, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded up to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

          7. PROTECTIVE PROVISIONS. So long as fifty percent (50%) of the Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

               a. liquidate or dissolve, or sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (provided, however that the holders of Series A Preferred Stock will not be entitled to vote as a class on a liquidation, a dissolution, mergers, consolidations, sales of assets, business combinations or similar transactions in which the holders of Series A Preferred Stock receive per share consideration of at least Eight Dollars ($8.00) (appropriately adjusted for any stock split, dividend, combination or other recapitalization) after the Purchase Date; or

               b. alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely such shares; or

               c. increase the authorized number of shares of Series A Preferred Stock; or

               d. create any new class or reclassify any series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, redemption, dividends or upon liquidation; or

               e. repurchase or redeem any shares of the Corporation's capital stock other than the Series A Preferred Stock and shares repurchased at cost from employees or officers; or

               f. declare or pay any dividend on any shares of capital stock, except the Series A Preferred Stock; or

               g. increase to more than seven the authorized size of the Corporation's Board of Directors; or

               h. amend the Certificate of Incorporation or Bylaws of the Corporation to adversely effect the rights, preferences or privileges of the Series A Preferred Stock; or

               i    approve any acquisitions of capital stock or assets that
would require the issuance of more than ten percent (10%) of the Corporation's then outstanding

Common Stock (assuming conversion of the Series A Preferred Stock) or cash consideration of more than $15,000,000.

          8. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to SECTION 3 or SECTION 4, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.



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

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Larry D. Grandia, Chief Executive Officer and President, and attested by Fred C. McGee, its secretary, this 22nd day of July, 1999.


                                       DAOU SYSTEMS, INC.


                                       By: /s/ Larry D. Grandia
                                          ---------------------------------
                                           Larry D. Grandia
                                           Chief Executive Officer
                                           and President


ATTEST:


By: /s/ Fred C. McGee
   -------------------------
    Fred C. McGee
    Secretary



                  [SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]




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